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                                                                EXHIBIT 28(P)(1)

                    LINCOLN VARIABLE INSURANCE PRODUCTS TRUST
                     LINCOLN INVESTMENT ADVISORS CORPORATION

                                 CODE OF ETHICS

                            AMENDED DECEMBER 7, 2010

         Investment company personnel are charged with the rigorous duties of fiduciaries. In recognition of this special responsibility, Rule 17j-1 of the Investment Company Act of 1940 (the "Act") requires investment companies to adopt codes of ethics and procedures reasonably designed to prevent directors, officers and employees from engaging in fraudulent, manipulative or deceptive conduct in connection with their personal trading. Accordingly, this code of ethics has been adopted by the Lincoln Variable Insurance Products Trust and each of its series, each of which is a "Fund" and collectively called the "Funds". Rule 17j-1 also requires each investment adviser of an investment company to adopt a written code of ethics. Rule 204A-1 of the Investment Advisers Act of 1940 places additional code of ethics requirements on registered investment advisers. Accordingly, this code of ethics has been adopted by Lincoln Investment Advisors Corporation (the "Investment Adviser").

         The purpose of this Code of Ethics ("Code") is to comply with Rules 17j-1 and 204A-1. The Funds and Investment Adviser may from time to time adopt such interpretations of this Code as it deems appropriate.

I.       STATEMENT OF GENERAL PRINCIPLES

         In recognition of the trust and confidence placed in the employees, officers and directors of the Funds and Investment Adviser (collectively "Personnel") by the Funds' shareholders, and to give effect to the belief that the Funds' operations should be directed to the benefit of its shareholders, the Funds, and Investment Adviser hereby adopt the following general principles to guide the actions of their Personnel:

         (A) The interests of the Funds' shareholders must come first. In decisions relating to their personal investments, Personnel must scrupulously avoid serving their own personal interests ahead of the shareholders' interests.

         (B) Personnel must avoid conduct that creates the appearance of a conflict of interest. In addition to following the letter of the Code, Personnel must be vigilant in avoiding situations involving any real or possible impropriety.

         (C) Personnel should not take inappropriate advantage of their position. It is imperative that Personnel avoid any situation that might compromise their exercise of fully independent judgment in the interests of the Funds' shareholders.

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         (D) Compliance with applicable law. Personnel shall comply with applicable federal securities laws.

II.      DEFINITIONS

         (A) "Access Person" means (i) any trustee, director, officer, partner or Advisory Person of the Fund or Investment Adviser, and (ii) any Supervised Person of the Investment Adviser.

         (B) "Advisory Person" of the Fund or Investment Adviser means (i) any employee of the Fund or Investment Adviser (or of any company in a control relationship to the Fund or Investment Adviser) who, in connection with such employee's regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund or Investment Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

         (C) "Automatic Investment Plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

         (D) "Beneficial Ownership" is to be determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934. This means that a person should consider himself the beneficial owner of securities in which he has a direct or indirect pecuniary interest. In addition, a person should consider himself the beneficial owner of securities held by his spouse, dependent children, any person who shares his home, or other persons (including trusts, partnerships, corporations and other entities) by reason of any contract, arrangement, understanding or relationship that provides him with sole or shared voting or investment power.

         (E) "Code of Ethics Compliance Officer" means the Chief Compliance Officer of the Funds and Investment Adviser.

         (F) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Act, which defines "control" as the power to exercise a controlling influence over. The issue of influence or control is a question of fact, which must be determined on the basis of all surrounding facts and circumstances. The Code of Ethics Compliance Officer should be informed of any accounts for which an access person is considered a "beneficial owner" but where the Access Person has no direct or indirect influence or control, such as (i) accounts in which full investment discretion has been granted to an outside bank, investment advisor or trustee and where neither the Access Person nor any close relative participates in the investment decisions or is informed in advance of transactions ("Blind Accounts"), or (ii) accounts of close relatives where the circumstances clearly demonstrate that there is no risk of influence or control by the access person. The Code of Ethics Compliance Officer may require supporting

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         documentation prior to making any determination as to whether an Access
         Person has control over an account.

         (G) "Covered Security" shall have the same meaning as that set forth in
         Section 2(a)(36) of the Act, except that it shall not include shares of registered open- end investment companies other than Reportable Funds (includes variable annuity contracts and variable life insurance policies with underlying separate accounts that invest exclusively in registered open-end investment companies other than Reportable Funds), direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, savings accounts, commercial paper and high quality short-term debt instruments, including repurchase agreements. Covered Security shall include exchange-traded funds.

         (H) "De Minimus Purchases or Sales" shall mean purchases or sales by Access Persons of up to 500 shares of stock in a company that is in the Standard and Poor's 500 Index provided that the Fund has not traded more than 10,000 shares of that same stock during the last two trading days and there are no open orders for that stock on the trading desk.

         (I) "Independent Trustee" means any Trustee of the Fund who is not "an interested person" of the Fund within the meaning of Section 2(a)(19) of the Act.

         (J) An "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

         (K) "Investment Personnel" of the Fund or Investment Adviser means (i) any employee of the Fund or Investment Adviser (or of any company in a control relationship to the Fund or Investment Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund, or (ii) any natural person who controls the Fund or Investment Adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

         (L) A "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

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         (M) "Managed Account" means an account that is professionally managed through a wrap program. Managed accounts require pre-approval from the Code of Ethics Compliance Officer prior to starting up the account. The Code of Ethics Compliance Officer will consider the facts and circumstances of the account, including the functions and duties of Access Persons, when approving or denying such accounts. In addition, preclearance is exempt with Managed Accounts, however, all trades still require reporting and duplicate statements and confirmations are required to be sent to the Code of Ethics Compliance Officer. Trades initiated by the wrap manager are exempt from preclearance. All trades initiated by Access Persons require preclearance.

         (K) (N) "Principal Executive Officer" means the President of the Fund.

         (O) "Purchase or sale of a Covered Security" includes, among other things, the writing of an option to purchase or sell a Covered Security.

         (P) "Reportable Fund" means (i) any fund for which the Investment Adviser serves as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940, or (ii) any fund whose investment adviser or principal underwriter controls the Investment Adviser, is controlled by the Investment Adviser, or is under common control with the Investment Adviser.

         (P) "Security" shall have the same meaning as that set forth in Section 2(a)(36) of the Act.

         (Q) Security being "Considered for Purchase or Sale" or "Being Purchased or Sold" means when a recommendation to purchase or sell the Covered Security has been made and communicated to the trading desk and with respect to the person making the recommendation, when such person seriously considers making, or when such person knows or should know that another person is seriously considering making, such a recommendation.

         (R) A "Security Held or to be Acquired" by the Fund means any Covered Security which, within the most recent 15 days, (i) is or has been held by the Fund, or (ii) is being or has been considered by the Fund or Investment Adviser for purchase by the Fund.

         (S) "Sub-Adviser" means each sub-adviser with whom the Investment Adviser has entered into a written agreement pertaining to the management of the Fund's assets.

         (T) "Supervised Person" of the Investment Adviser means any employee of the Investment Adviser, and any other person who provides advice on behalf of the Investment Adviser and is subject to the Investment Adviser's supervision and control, who (i) has access to nonpublic information regarding the Fund's purchase or sale of securities, or
         (ii) is involved in making securities recommendations to the Fund, or
         (iii) who has access to securities recommendations to the Fund which are nonpublic, or (iv) has access to nonpublic information regarding the portfolio holdings of any Reportable Fund.

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III.     PROHIBITED ACTIVITIES

(A) No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security Held or to be Acquired by the Fund:

         (1) employ any device, scheme or artifice to defraud the Fund;

         (2) make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

         (3) engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or

         (4) engage in any manipulative practice with respect to the Fund.

(B) (1) No Access Person shall purchase or sell, directly or indirectly, any Covered Security which to his/her knowledge is being actively Considered for Purchase or Sale by the Fund; except that this prohibition shall not apply to:

                  (a) Purchases or sales in which the Access Person does not acquire any direct or indirect Beneficial Interest, or

                  (b) Purchases or sales that are nonvolitional on the part of either the Access Person or the Fund, or

                  (c) Purchases which are part of an Automatic Investment Plan,
                      or

                  (d) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired, or

                  (e) Other purchases and sales specifically approved by the
                      Principal Executive Officer or the Code of Ethics Compliance Officer, with advice of the legal counsel to the Fund, and deemed appropriate because of unusual or unforeseen circumstances, or

                  (f) Purchases or sales made by a wrap manager in an Access
                      Person's Managed Account, provided that such purchases or sales do not reflect a pattern, or

                  (g) Purchases or sales in accounts over which the Access
                      Person has no direct or indirect influence or Control.

         (2) The Fund or Investment Adviser may from time to time adopt specific prohibitions or restrictions in response to special situations where there is a greater likelihood that certain Access Persons will have actual knowledge that the Fund intends to buy or sell certain Covered Securities. Such prohibitions or restrictions when adopted and signed by the Code of Ethics Compliance Officer shall be considered part of this Code until such time as the Code of Ethics Compliance Officer deems such prohibitions or restrictions to be unnecessary.

IV.      PRIOR APPROVAL REQUIREMENTS

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(A) Investment Personnel must preclear their personal transactions in any
Covered Security, except that this requirement shall not apply to (i) transactions for a Managed Account as provided in provision III(B)(1)(f), or
(ii) transactions which are excepted from reporting requirements under Section V(C), or (iii) trades that meet the definition of De Minimus, or (iv) transactions in securities which are not eligible for purchase or sale by a Fund. A list of securities that are not eligible for purchase or sale by a Fund will be maintained by the Code of Ethics Compliance Officer. A preclearance request must be submitted to the Code of Ethics Compliance Officer or his or her designee prior to entering any orders for personal transactions. Preclearance is only valid through the day after the preclearance authorization is given by the Code of Ethics Compliance Officer. After such time the preclearance request must be resubmitted. Preclearance under this section shall be denied where Investment Personnel seek to execute a buy or sell order when there are pending buy or sell orders for that same security by a Fund for which such Investment Personnel makes or participates in making investment recommendations or obtains information concerning investment recommendations.

(B) Investment Personnel of the Fund or Investment Adviser must also obtain prior written approval from the Code of Ethics Compliance Officer before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering.

(C) No Access Person of the Fund may accept a position as a director, trustee or general partner of a publicly-traded company (other than Lincoln National Corporation) unless such position has been presented to and approved by the Principal Executive Officer as not being inconsistent with the interests of the Fund and its shareholders. The Principal Executive Officer shall report any such approval to the Fund's Board at the next Board meeting.

V.       REPORTING OBLIGATIONS

(A) Distribution of Code of Ethics.

         (1) New Access Persons. The Code of Ethics Compliance Officer shall provide each Access Person with a copy of the Code within ten days of such person becoming an Access Person.

         (2) Code Amendments. The Code of Ethics Compliance Officer shall provide each Access Person with a copy of the revised Code within ten days of the effective date of any amendments to the Code.

         (3) Acknowledgment of Receipt. Each Access Person shall sign a written acknowledgment within ten days of receiving the Code and any amendments thereto, which shall affirm such person's receipt and understanding of the Code.

(B) Reports Required. Unless excepted by Section VI(C), every Access Person must provide to the Code of Ethics Compliance Officer the following reports:

         (1) Initial Holdings Reports. No later than ten days after the person becomes an Access Person, a report including at least the following information (which information must be current as of a date no more than forty-five (45) days prior to the date the person becomes an Access Person):

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                  (a) The title, number of shares and principal amount of each
                  Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

                  (b) The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

                  (c) The date that the report is submitted by the Access
                  Person.

         (2) Brokerage Statements and Confirmations. Direct their brokers to supply to the Code of Ethics Compliance Officer, on a timely basis, duplicate copies of confirmations and statements for all Covered Securities accounts.

         (3) Quarterly Transaction Reports. No later than thirty (30) days after the end of a calendar quarter, a report including at least the following information:

                  (a) With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

                           (i) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

                           (ii) The nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition);

                           (iii) The price of the Covered Security at which the transaction was effected;

                           (iv) The name of the broker, dealer or bank with or through which the transaction was effected; and

                           (v) The date that the report is submitted by the Access Person.

                  (b) With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

                           (i) The name of the broker, dealer or bank with whom the Access Person established the account;

                           (ii) The date the account was established; and

                           (iii) The date the report is submitted by the Access person.

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         (4) Annual Holdings Reports. Annually, the following information (which information must be current as of a date no more than forty-five (45) days before the report is submitted):

                  (a) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

                  (b) The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

                  (c) The date that the report is submitted by the Access
                  Person.

(C) Exceptions from Reporting Requirements.

         (1) A person need not make a report under Section VI(B) with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or Control (See Section II(F) for the definition of "Control").

         (2) An Independent Trustee who would be required to make a report solely by reason of being a Trustee need not make:

                  (a) An Initial Holdings Report under Section (VI)(B)(1) and an Annual Holdings Report under Section (VI)(B)(4); and

                  (b) A Quarterly Transaction Report under Section (VI)(B)(3), unless the Trustee knew or, in the course of fulfilling his or her official duties as a Trustee, should have known that during the 15-day period immediately before or after the Trustee's transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or its investment adviser Considered for Purchase or Sale a Covered Security.

         (3) An Access Person need not make a quarterly transaction report under
         Section VI(B)(3) with respect to transactions effected pursuant to an Automatic Investment Plan.

(D) Annual Report to Fund Board

         (1) No less frequently than annually, the officers of the Fund and Investment Adviser will furnish to the Fund's Board, and the Board will consider, a written report that:

                  (a) Describes any issues arising under the code of ethics since the last report to the Board, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and

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                  (b) Certifies that the Fund or Investment Adviser, as
                  applicable, have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

VI.      ADMINISTRATIVE PROCEDURES.

(A) The Code of Ethics Compliance Officer will identify all Access Persons and will notify them of this classification and their obligations under this Code. The Code of Ethics Compliance Officer will also maintain procedures regarding the review of all reports required to be made under Rules 17j-1 and 204 A-1 as applicable.

(B) The Code of Ethics Compliance Officer shall report to the Principal Executive Officer any apparent violations of the prohibitions or reporting requirements contained in this Code of Ethics. The Principal Executive Officer and legal counsel to the Fund will review the reports made and determine whether or not the Code of Ethics has been violated and the Principal Executive Officer shall determine what sanctions, if any, should be imposed. On a quarterly basis, a summary report of material violations of the Code and the sanctions imposed will be made to the Board. In reviewing this report, the Board will consider whether appropriate sanctions were imposed. When the Principal Executive Officer and its legal counsel find that a transaction otherwise reportable above could not reasonably be found to have resulted in fraud, deceit, or a manipulative practice in violation of Rule 17j-1(b), they may, in their discretion, lodge a written memorandum of such finding in lieu of reporting the transaction to the Board.

(C) All material purchases and sales specifically approved by the Principal Executive Officer or Code of Ethics Compliance Officer in accordance with
Section III(B)(1)(e), as described therein, shall be reported to the Board at its next regular meeting.

(D) No person shall participate in a determination of whether he or she has committed a violation of the Code or of the imposition of any sanction against himself. If a Code violation of the Principal Executive Officer is under consideration, the Independent Trustees of the Fund collectively shall act in all respects in the manner prescribed herein for the Principal Executive Officer.

VII.     RECORDS.

(A) The Funds and Investment Adviser shall maintain records in the manner and to the extent set forth below, which records shall be available for examination by representatives of the Securities and Exchange Commission.

         (1) A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

         (2) A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

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         (3) A copy of each report made by an Access Person as required by
         Section (VI)(B) of this Code, including any information provided in lieu of the Quarterly Transaction Reports pursuant to Section
         (VI)(C)(3), shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

         (4) A list of all persons who are, or within the past five years have been, required to make reports under Section (VI)(B) of this Code, and also those persons who were responsible for reviewing these reports, shall be maintained in an easily accessible place;

         (5) A copy of each report required by Section (VI)(D) of this Code must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

(B) The Funds and Investment Adviser must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities under Section (V)(A) of this Code, for at least five years after the end of the fiscal year in which the approval is granted.

(C) The Code of Ethics Compliance Officer shall maintain on behalf of the Funds and the Investment Adviser all records required by Rules 17j-1 and 204A-1 for the time periods prescribed.

(D) The Code of Ethics Compliance Officer shall keep all information and reports from any Access Person in strict confidence, subject only to disclosure as required by law or as described in this Code of Ethics.

Amended this 7th day of December, 2010

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